                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            VENICE BROADCASTING CORP.

                                       AND

                                  VENICE MICHEL

                                       AND

                           CUMULUS BROADCASTING, INC.

                                       AND

                             CUMULUS LICENSING CORP.

                                  June 26, 1997

                                TABLE OF CONTENTS
                                                                          Page

      1.  Basic Transaction..................................................1
            (a)   Purchase and Sale of Assets................................1
            (b)   Assumption of Liabilities..................................1
            (c)   Purchase Price.............................................1
            (d)   The Closing................................................2
            (e)   Deliveries at the Closing..................................3
            (f)   Postclosing Agreement......................................3
            (g)   Allocation.................................................3

      2.  Representations and Warranties of the Seller.......................3
            (a)   Organization of the Seller.................................3
            (b)   Authorization of Transaction...............................3
            (c)   Noncontravention...........................................4
            (d)   Title to Acquired Assets...................................4
            (e)   Financial Statements.......................................4
            (f)   Events Subsequent to ......................................5
            (g)   Tax Matters................................................7
            (h)   Tangible Assets............................................7
            (i)   Real Property..............................................7
            (j)   Intellectual Property......................................8
            (k)   Contracts.................................................10
            (l)   Commission Licenses and Compliance with Commission
                   Requirements ............................................11
            (m)   Insurance.................................................12
            (n)   Litigation................................................12
            (o)   Employees.................................................12
            (p)   Employee Benefits.........................................13
            (q)   Environment, Health, and Safety...........................13
            (r)   Legal Compliance..........................................14
            (s)   Brokers' Fees.............................................15
            (t)   Advertising Contracts.....................................15
            (u)   Disclosure................................................15

      3.  Representations and Warranties of the Buyers......................15
            (a)   Organization of the Buyers................................15
            (b)   Authorization of Transaction..............................15
            (c)   Noncontravention..........................................15
            (d)   Brokers' Fees.............................................16

      4.  Pre-Closing Covenants.............................................16
            (a)   General...................................................16
            (b)   Assignment Applications...................................16
            (c)   Employment Offers.........................................17
            (d)   Notices and Consents......................................17

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            (e)   Operation of Business.....................................17
            (f)   Advertising Obligations...................................17
            (g)   Operating Statements......................................18
            (h)   Contracts.................................................18
            (i)   Operation of Station......................................18
            (j)   Credit and Receivables....................................18
            (k)   Preservation of Business..................................18
            (l)   Full Access...............................................18
            (m)   Notice of Developments....................................19
            (n)   Exclusivity...............................................19
            (o)   Title Insurance...........................................19
            (p)   Survey....................................................19
            (q)   Environmental Assessments.................................20
            (r)   Control of Station........................................20
            (s)   Risk of Loss..............................................20

      5.  Conditions to Obligation to Close.................................21
            (a)   Conditions to Obligation of the Buyers....................21
            (b)   Conditions to Obligation of the Seller....................22

      6.  Post-Closing Covenants............................................23
            (a)   General...................................................23
            (b)   Litigation Support........................................23
            (c)   Adjustments...............................................24
            (d)   Collection of Accounts Receivable.........................24
            (e)   Severance Obligations.....................................25

      7.  Remedies for Breaches of this Agreement...........................25
            (a)   Survival..................................................25
            (b)   Indemnification Provisions for the Benefit of the Buyers..25
            (c)   Indemnification Provisions for the Benefit of the Seller..26
            (d)   Specific Performance......................................26
            (e)   Matters Involving Third Parties...........................26
            (f)   Other Indemnification Provisions..........................27

      8.  Definitions.......................................................27

      9.  Termination.......................................................32
            (a)   Termination of Agreement..................................32
            (b)   Effect of Termination.....................................33

      10.  Miscellaneous....................................................33
            (a)   Survival..................................................33
            (b)   Press Releases and Announcements..........................33

            (c)   No Third Party Beneficiaries..............................33
            (d)   Entire Agreement..........................................33
            (e)   Succession and Assignment.................................33
            (f)   Counterparts..............................................33
            (g)   Headings..................................................34
            (h)   Notices...................................................34
            (i)   Governing Law.............................................34
            (j)   Amendments and Waivers....................................35
            (k)   Severability..............................................35
            (l)   Expenses..................................................35
            (m)   Construction..............................................35
            (n)   Incorporation of Exhibits and Schedules...................36
            (o)   Submission to Jurisdiction................................36
            (p)   Bulk Transfer Laws........................................36

                                    EXHIBITS

Exhibit A--Form of Note
Exhibit B--Form of Earnest Money Escrow Agreement
Exhibit C--Forms of Assignments
Exhibit D--Form of Assumption
Exhibit E--Form of Postclosing Agreement
Exhibit F--Allocation Schedule
Exhibit G--Form of Opinion of Counsel to the Seller

                                    SCHEDULES

      Description Reference                                            Section

Financial Statements                                                      2(e)
Events Subsequent to January 1, 1997                                      2(f)
Tangible Assets                                                           2(h)
Real Property                                                             2(i)
Intellectual Property                                                     2(j)
Contracts                                                                 2(k)
Commission Licenses and Compliance with Commission Requirements           2(l)
Insurance                                                                 2(m)
Litigation                                                                2(n)
Employees                                                                 2(o)
Employee  Benefits                                                        2(p)
Advertising Contracts                                                    2(t)]

                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of June 26, 1997, by and between Venice Broadcasting Corp. an Ohio corporation (the "Seller"), Venice Michel, an individual Ohio resident and owner of all of the outstanding capital stock of Seller ("Michel"), Cumulus Broadcasting, Inc., a Nevada corporation (the "Operating Company"), and Cumulus Licensing Corp., a Nevada corporation (the "Licensing Company"). The Operating Company and the Licensing Company are collective referred to herein as the "Buyers." The Buyers, the Seller, and Michel are sometimes collectively referred to herein as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

      This Agreement contemplates a transaction in which the Buyers will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller that are used or useful in the operation of radio station WXKR-FM, licensed to operate in Port Clinton, Ohio in return for Cash.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1. Basic Transaction.

            (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyers agree to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyers, all of the Acquired Assets at the Closing for the consideration specified below in this Section 1.

            (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyers agree to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

            (c) Purchase Price. The Buyers agree to pay to the Seller Five Million Dollars ($5,000,000) (the "Purchase Price") payable as follows:

            (i) on the date of this Agreement, the Buyers will deposit with the Escrow Agent the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the "Earnest Money Deposit") by delivery of Cash payable by wire transfer or delivery of other immediately available funds; and

            (ii) on the Closing Date, the Buyers shall pay to the Seller the amount of Four Million Six Hundred Thousand Dollars ($4,600,000) by delivery of Cash payable by wire transfer or delivery of other immediately available funds; and

            (iii) on the Closing Date, the Buyers shall pay to the Seller, on behalf of all parties to the Postclosing Agreement, the amount of One Hundred Fifty Thousand Dollars ($150,000) by delivery of Cash payable by wire transfer or delivery of other immediately available funds; and

            (iv) on the Closing Date, the Buyers, at the Buyers' option, shall deliver to the Seller, in lieu of the delivery of Two Million Dollars ($2,000,000) in Cash pursuant to Section 1(c)(ii) above, a promissory note in the form of Exhibit A in the principal amount of Two Million Dollars ($2,000,000) (the "Note"), payable with interest at six and one-half percent (6.5%) per annum, One Million Dollars ($1,000,000) on the first anniversary of the Closing Date and One Million Dollars ($1,000,000) on the second anniversary of the Closing Date.

      The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit B (the "Earnest Money Escrow Agreement"), which requires that such Earnest Money Deposit shall be deposited by the Escrow Agent with a federally insured financial institution in an interest bearing account. Interest earned on the Earnest Money Deposit shall accrue to the benefit of the Buyers, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Seller and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money and all accrued interest shall be paid to the Buyers or the Seller as provided in the Earnest Money Escrow Agreement.

      In the event that the Note is delivered at the Closing, the payments to be made by the Buyers to the Seller pursuant to the Note, shall be secured by a letter of credit in favor of the Buyers issued by NationsBank National Association in the form acceptable to the Seller in the Seller's sole discretion. The expenses associated with the issuance and maintenance of such letters of credit shall be paid by the Buyers.

            (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thomas G. Zraik, Esq. in Toledo, Ohio, commencing at 9:00 a.m. local time on the date set by the Buyers not earlier than the fifth business day or later than the tenth business day after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied or waived or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than two hundred seventy (270) days from the date of this Agreement.

            (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibit C and
            (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and Buyers' counsel reasonably may request;
            (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyers will deliver to the Seller the consideration specified in Section 1(c) above.

            (f) Postclosing Agreement. On the Closing Date, the Seller shall cause Venice Michel to execute, a Postclosing Agreement with the Buyers including covenants not to compete with the Buyers in the markets served by the Station and to indemnify the Buyers in the form of Exhibit E attached hereto. A portion of the Purchase Price, equal to One Hundred Fifty Thousand Dollars ($150,000) shall be paid by the Buyers to the Seller Stockholders, on the Closing Date as consideration for the agreements set forth in the Postclosing Agreement.

            (g) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit F.

      2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

            (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not have any Subsidiaries.

            (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and stockholders of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This

            Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the transfer of the FCC Licenses, the Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

            (d) Title to Acquired Assets. Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

            (e) Financial Statements. Included in Section 2(e) of the Disclosure Schedules are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets as of December 31, 1994, and unaudited statements of income for the fiscal year ended December 31, 1995, for the Seller; (ii) unaudited balance sheets and statements of income and cash flows, as of and for the fiscal years ended December 31, 1996; and (iii) unaudited statements of income, as of and for months ended January 31, February 28, March 31 and April 30 1997, for the Seller. The Financial Statements identified in clauses (ii) and (iii) in the preceding sentence are referred to herein as the "Most Recent Financial Statements." The Most Recent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete). Without limiting the generality of the foregoing, all material revenues and expenses of the Seller and the Station with respect to the Most Recent Financial Statements (A) are properly reflected in the Most Recent Financial Statements, (B) have arisen in the Ordinary Course of Business, (C) are valid and subject to no counterclaims, and (D) will be or have been collected or paid at their recorded amounts subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements.

            (f) Events Subsequent to January 1, 1997. Since January 1, 1997, except as set forth in Section 2(f) of the Disclosure Schedules, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller with respect to the operation of the Station. Without limiting the generality of the foregoing and with respect to the operation of the Station since that date:

            (i) the Seller has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (ii) the Seller has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

            (iii) no party has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which the Seller is a party or by which it is bound;

            (iv) no Security Interest has been imposed upon any of its assets, tangible or intangible;

            (v) the Seller has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

            (vi) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

            (vii) the Seller has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

           (viii) the Seller has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

            (ix) the Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

            (x) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (xi) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or any action adversely affecting the FCC Licenses or the Station;

            (xii) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

           (xiii) the Seller has not entered into any employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xiv) the Seller has not granted any increase outside the Ordinary
                  Course of Business in the base compensation of any of its directors, officers, and employees;

            (xv)  the Seller has not adopted any (A) bonus, (B) profit-sharing,
                  (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

            (xvi) the Seller has not made any other change in employment terms for any of its directors, officers, and employees;

           (xvii) the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xviii) the Seller has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement or any of the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

            (xix) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller;

            (xx) the Seller has not altered its credit and collection policies or its accounting policies;

            (xxi) the Seller has not materially altered the programming, format or call letters of the Station, or its promotional and marketing activities;

           (xxii) the Seller has not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Station in compliance therewith and with all FCC rules and regulations;

          (xxiii) there has been no material adverse change in the Cash flow of the Station; and

           (xxiv) the Seller has not committed to any of the foregoing.

            (g) Tax Matters. The Seller has filed and will file all Tax Returns that it was required to file and may be required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Seller has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Seller is not a party to a pending Tax audit and is aware of no threatened Tax audit. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

            (h) Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Station. The Seller owns or leases all tangible assets necessary for the conduct of the operation and business of the Station as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is presently used.

            (i) Real Property. The Seller owns no real property that is used or useful in the operation of the Station. The Seller does not lease or sublease any real property other than pursuant to the Tower Lease and the Studio Lease. The Seller has delivered to the Buyers correct and complete copies of the Tower Lease and the Studio Lease. With respect to the Tower Lease:

            (i) the lease is and, following the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

            (ii) no party to the lease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (iii) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

            (iv) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

            (v) all facilities leased thereunder have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

            (vi) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

            (j) Intellectual Property. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyers on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

            (i) Except as described in Section 2(j) of the Disclosure Schedule, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. Except as described in Section 2(j) of the Disclosure Schedule, to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

            (ii) Section 2(j) of the Disclosure Schedule identifies each patent, trademark or copyright registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent, trademark or copyright application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyers correct and complete copies of all such patents, trademarks or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Seller owns:

                  (A) the Seller possesses all right, title, and interest in and to the item;

                  (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) the Seller is not a party to any agreement or other arrangement to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) Section 2(j) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission including, but not limited to the call letters of the Station. The Seller has supplied the Buyers with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                  (A) the license, sublicense, agreement, or permission covering the item is, and following the Closing will continue to be on identical terms, legal, valid, binding, enforceable, and in full force and effect;

                  (B) no party to the license, sublicense, agreement, or permission is in breach or default (or has repudiated any provision thereof), and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (C) with respect to each sublicense, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license;

                  (D) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (E) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                  (F) the Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the underlying item of Intellectual Property; and

                  (G) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (k) Contracts. Other than Advertising Contracts, Section 2(k) of the Disclosure Schedule lists the contracts, agreements, and other written arrangements to which the Seller is a party and either involving payment in excess of One Thousand Dollars ($1,000) per year or not entered into in the Ordinary Course of Business. The Seller has delivered to the Buyers a correct and complete copy of each written arrangement listed in Section 2(k) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed:

            (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect;

            (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing;

            (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and

            (iv) no party has repudiated any provision of the written arrangement.

      The written arrangement listed in Section 2(k) of the Disclosure Schedule are all of the written arrangements necessary for the conduct of the operation and business of the Station as presently conducted and proposed to be conducted and, except for the Studio Lease, are included within the definition of Acquired Assets. The Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(k) of the Disclosure Schedule under the terms of this Section 2(k).

            (l)   Commission Licenses and Compliance with Commission
                  Requirements.

            (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Station as they are now being operated (A) are in full force and effect, (B) are unimpaired by any acts or omissions of the Seller or the Seller's employees or agents, (C) are free and clear of any restrictions which might limit the full operation of the Station, and (D) are detailed in Section 2(l) of the Disclosure Schedules. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(l) of the Disclosure Schedules also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(l) of the Disclosure Schedules, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Station as now conducted. Except as set forth in Section 2(l) of the Disclosure Schedules, the Seller is not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

            (ii) The Station is in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC.

            (iii) Except as set forth in Section 2(l) of the Disclosure
                  Schedules, to the best of the Seller's Knowledge, the Seller is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Station, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the

                  FCC Licenses or the authorizations listed in Section 2(l) of the Disclosures Schedules.

            (iv) Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Station all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

            (m) Insurance. Section 2(m) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party or was a party during the past 3 years, a named insured, or otherwise the beneficiary of coverage:

            (i)   the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

            (iii) the policy number and the period of coverage.

Section 2(m) of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller. Notwithstanding the Seller's intention to terminate such insurance policies upon Closing, with respect to each such insurance policy prior to such termination, to the knowledge of Seller: (A) the policy is legal, valid, binding, and enforceable and in full force and effect;
(B) neither the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof.

            (n) Litigation. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Seller: (i) is subject to any unsatisfied judgement, order, decree, stipulation, injunction, or charge; or
            (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(n) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller or the Station taken as a whole. The Seller has no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

            (o) Employees. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Station of each employee of Seller. To the Knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

            (p) Employee Benefits. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans and other executive compensation plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller. Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Seller does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan. The Seller has not incurred and has no reason to expect that it will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Pension Benefit Plan that the Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute. The Seller does not maintain and has not maintained, contributed or been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

            (q) Environment, Health, and Safety.

            (i) The Seller has complied with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

            (ii) The Seller has no Liability (and there is no Basis related to the past or present operations, and its respective predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking

                  Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, or for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

            (iii) The Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

            (iv) The Seller has obtained and has been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            (v) To the Knowledge of the Seller, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Seller leases or ever has leased with respect to the Station.

            (r)   Legal Compliance.

            (i) The Seller has complied with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Seller alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

            (ii) The Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder). The Seller has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

            (s) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (t) Advertising Contracts. Other than to employees of the Seller or the Station or as disclosed in Section 2(t) of the Disclosure Schedule, no commission or other form of renumeration is paid by the Seller with respect to Advertising Contracts and any renumeration so listed shall be paid by Seller at or prior to Closing. To Michel's Knowledge, no party to a material Advertising Contract has indicated to the Seller within the past year that it will stop or substantially decrease the rate of advertising.

            (u) Disclosure. The representations and warranties contained in this
            Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 2 not misleading.

      3. Representations and Warranties of the Buyers. The Buyers represent and warrant to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

            (a) Organization of the Buyers. The Operating Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. The Licensing Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada.

            (b) Authorization of Transaction. The Buyers have full power and authority to execute and deliver this Agreement and to perform the Buyers' obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each the Buyers, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which either of the Buyers are subject or any provision of either of the Buyers' articles of organization or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which either of the Buyers are a party or by which either of the Buyers are bound or to which any of the Buyers' assets are subject. The Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

            (d) Brokers' Fees. The Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

            (b) Assignment Applications. Within ten (10) business days after the execution of this Agreement, the Seller and the Licensing Company shall jointly file with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the Station from the Seller to the Licensing Company (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Seller and the Licensing Company. The Seller and the Licensing Company shall each pay its own attorneys' fees. The Seller and the Licensing Company shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use the commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Seller nor the Licensing Company shall have any obligation to satisfy complainants or the FCC by taking any steps which would have material adverse effect upon the Station or upon any Affiliate). If the FCC imposes any condition on either party to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Station or any Affiliate. The Seller and the Licensing Company shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this
            Section 4(b) shall be construed to limit either the Seller's or the Buyer's right to terminate this Agreement pursuant to Section 9 of this Agreement.

            (c) Employment Offers. Upon notice to the Seller, and at mutually agreeable times, the Seller will permit the Buyers to meet with its employees prior to the Closing Date. The Buyers may, at the Buyers' option and upon the Buyers' terms and conditions, extend offers of employment to all or any of the Seller's employees effective on the Closing Date. The Seller will not take any action to preclude or discourage any of the Seller's employees from accepting any offer of employment extended by the Buyers.

            (d) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its commercially reasonable efforts to obtain any third party consents, that the Buyers reasonably may request in connection with the matters pertaining to the Seller disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

            (e) Operation of Business. The Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in
            Section 2(f) above.

            (f) Advertising Obligations. The Seller shall satisfy its air time obligations for goods or services under its Advertising Contracts such that the outstanding aggregate balance owing under all such Advertising Contracts as of the Closing Date shall not exceed Five Thousand Dollars ($5,000.00) worth of air time. On the Closing Date, the Seller shall deliver to the Operating Company a schedule, certified by an officer of the Seller, reflecting all such Advertising Contracts and the daily value thereof and outstanding balances thereunder in existence as of the Closing Date.

            (g) Operating Statements. The Seller shall deliver to the Buyers, for the Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Station within ten (10) days after each such statement is prepared by or for the Seller.

            (h) Contracts. The Seller will not without the prior written consent of the Operating Company amend, change, or modify any of the contracts listed on Section 2(k) of the Disclosure Schedule in any material respect. The Seller will not without prior written consent of the Operating Company enter into any new contracts respecting the Station or their properties, except (i) contracts for the sale of time on the Station for cash, goods or services which comply with the representations and warranties pertaining to such contracts set forth in Section 2(k) above, (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium, and (iii) contracts entered into in the Ordinary Course of Business each of which does not involve more than One Thousand Dollars ($1,000) or all of which do not involve more than Five Thousand Dollars ($5,000) in the aggregate.

            (i) Operation of Station. The Seller shall operate the Station in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Seller shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Station.

            (j) Credit and Receivables. The Seller will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Station and with respect to collecting accounts receivable arising from such extension of credit.

            (k) Preservation of Business. The Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensers, advertisers, suppliers, customers, and employees, all of the confidential information, call letters and trade secrets of the Station, and the FCC Licenses. The Seller will continue to make expenditures for advertising, programming, sales, technical and administrative support at a level consistent with the past practices of the Seller.

            (l) Full Access and Consultation. The Seller will permit representatives of the Buyers to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Station, to all premises, properties, assets, books, records, contracts (except Advertising Contracts), Tax records, and documents of or pertaining to the Acquired Assets or the Seller. The Seller will consult with the Buyers' management with a view to informing Buyers' management as to the operations, management and business of the Station.

            (m) Notice of Developments. The Seller will give prompt written notice to the Buyers of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section 4(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            (n) Exclusivity. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization,
            (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Seller or the Station; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            (o) Title Insurance. The Seller will obtain with respect to the parcel of real estate that the Seller leases pursuant to the Tower Lease, a leasehold owner's policy issued by a title insurer reasonably satisfactory to the Operating Company, in an amount equal to the fair market value of such real property (including all improvements located thereon), insuring title to such real property in the Operating Company as of the Closing subject only to the title exceptions which do not impair the current use, occupancy or value or the marketability of title of the property, together with such endorsements for zoning, contiguity, public access and extended coverage as the Operating Company reasonably requests. The Seller shall pay the cost and expense associated with any such title insurance procured pursuant to this Section 4(o).

            (p) Survey. With respect to the parcel of real property that the Seller leases pursuant to the Tower Lease, the Seller will provide to the Operating Company in preparation for the Closing a current survey of the real property certified to the Operating Company, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other masters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property which has not been cured or insured over prior to the Closing. The Operating Company shall pay the cost and expense associated with any Survey initiated pursuant to this Section 4(p).

            (q) Environmental Assessments. The Operating Company may, at its own expense, obtain with respect to the parcel of real estate that the Seller leases pursuant to the Tower Lease, a current Phase I environmental site assessment from an environmental consultant or engineer which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed.

            (r) Control of Station. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Operating Company and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Station, and such operation shall be the sole responsibility of and in the control of the Seller.

            (s) Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Seller until the Closing. In the event of any such loss, damage, or destruction the Seller will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will repair or replace such Acquired Assets as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Seller's notice to the Buyers, and the Buyers determine that the Seller's failure to repair or replace, alone or in the aggregate, would have a material adverse effect on the operation of the Station:

            (i)   the Buyers may elect to terminate this Agreement; or

            (ii) the Buyers may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyers, unless the same cannot be reasonably effected within ninety
                  (90) days of the date of the Seller's notice to Buyers, in which case either party may terminate this Agreement; or

            (iii) the Buyers may choose to accept the Acquired Asset in their
                  "then" condition, together with the Seller's assignment to Buyers all rights under any insurance claims covering the loss, damage or destruction and payment over to Buyers any proceeds under any such insurance policies, previously received by the Seller with respect thereto.

      In the event the Closing Date is postponed pursuant to this Section 4(s), the Parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      5. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions to be performed by the Buyers in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) the Seller shall have procured all of the third party consents specified in Section 4(d) above, including but not limited to those relating to the Tower Lease, the title insurance commitment and endorsement specified in Section 4(o) above, and the Survey specified in section 4(p) above;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyers to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (v) the Seller shall have delivered to the Buyers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(a)(i)-(iv) is satisfied in all respects;

            (vi) the Assignment Application shall have been approved by a Final Order of the FCC, all applicable waiting periods (and any extensions thereof) under the

                  Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vii) the relevant Parties shall have entered into the Postclosing
                  Agreement;

           (viii) the Seller shall have delivered to the Buyers, pursuant to
                  Section 4(f), a list of the Advertising Contracts and the daily value any outstanding balance of such Advertising Contracts as of the Closing Date;

            (ix) the Buyers shall have received from counsel to the Seller an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to the Buyers and dated as of the Closing Date; and

            (x) all actions consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

The Buyers may waive any condition specified in this Section 5(a) if the Buyers execute a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyers shall have performed and complied with all of the Buyers' covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (iv) the Buyers shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

            (v) each of the Assignment Applications shall have been approved by a Final Order of the FCC, all applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vi) the relevant Parties shall have entered into the Postclosing Agreement; and

            (vii) all actions to be taken by the Buyers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
            Section 7 below).

            (c) Adjustments. Operation of the Station and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Seller and thereafter for the account of the Operating Company. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepared expenses, deposits, music license fees, and rents and payments pertaining to the leases and contracts being assigned hereunder (inducing any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Seller and the Operating Company as of the Closing Date in accordance with the foregoing principle. Contractual arrangements that do not reflect an equal rate of compensation to the Station over the term of the Agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by the accounting firm of Ernst & Young and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Seller and one-half (1/2) by the Operating Company.

            (d) Collection of Accounts Receivable. At the Closing, the Seller will turn over to the Operating Company, for collection only, the accounts receivable of the Station owing to the Seller as of the close of business on the Closing Date. A schedule of such accounts receivable will be delivered by the Seller to the Operating Company on the Closing Date or as soon thereafter as possible. The Operating Company agrees to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will remit all payments received on such accounts to Seller at the end of such 120-day period. In the event the Operating Company receives moneys during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising over any of the Station, and that advertiser was included among the accounts receivable as of the Closing Date, the Operating Company shall apply said moneys to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Operating Company shall immediately return the account to the Seller prior to expiration of the 120-day period following the Closing Date. If the Operating Company returns a disputed account to the Seller, the Operating Company shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on any of the Station after the Closing Date. At the end of the 120-day period following the Closing Date, the Operating Company will turn back to the Seller all of the accounts receivable of the Station as of the Closing Date owing to the Seller which have not yet been collected, and the Operating Company will thereafter have no further responsibility with respect to the collection of such receivables. During the 120-day period following the Closing Date, the Operating Company shall afford the Seller reasonable access to the accounts receivable "aging list."

            (e) Severance Obligations. In the event an offer of employment is extended by the Buyers to and accepted by an employee of the Seller pursuant to Section 4(c) and such subsequent employment by the Buyers is terminated within sixty (60) days from the Closing Date, the Seller shall be exclusively responsible for, and shall pay to such accepting employee, all severance benefits that may be due and owing such employee by reason of his or her employment with either the Seller or the Buyers based on Seller's severance policies as in effect on the Closing Date.

      7. Remedies for Breaches of this Agreement.

            (a) Survival. All of the representations and warranties of the Seller contained in Section 2 of this Agreement (other than the representations and warranties of the Seller contained in Sections 2(a), 2(b) and 2(c) hereof or relating to the Seller's title to the Acquired Assets) shall survive the Closing (even if the Buyers knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter. All of the other representations, warranties, and covenants of the Buyers and the Seller contained in this Agreement (including the representations and warranties of the Seller contained in Sections 2(a), 2(b) and 2(c) hereof or relating to the Seller's title to the Acquired Assets) and in this Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter.

            (b) Indemnification Provisions for the Benefit of the Buyers.

            Michel and the Seller jointly and severally agree to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

            (i) any breach of the Seller's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Buyers make a written claim for indemnification within the applicable survival period);

            (ii)  any Liability of the Seller which is not an Assumed Liability;
                  or

            (iii) any Liability of the Buyers arising by operation of law
                  (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

            (c) Indemnification Provisions for the Benefit of the Seller. The Buyers agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any of the Buyers' representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Seller makes a written claim for indemnification within the applicable survival period) or (ii) any Assumed Liability.

            (d) Specific Performance. Each of the Parties acknowledge and agree that (i) the Station to be acquired pursuant to this Agreement is unique; (ii) the Buyers would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with specific term or otherwise is breached; and (iii) money damages would not be an adequate remedy for a breach of any provision of this Agreement. Accordingly, each of the Parties agrees that the Buyers shall be entitled to an injunction or injunctions to prevent such breach and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

            (e) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

            (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty, or covenant.

      8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, (other than Retained Assets) that are used or useful in the operation of the Station, including but not limited to all of its (i) interests of any kind in real property, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenants thereto under the Tower Lease; (ii) tangible personal property (such as computers, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, inventories of compact disks, records, tapes and other supplies, vehicles, and all assignable warranties with respect thereto; (iii) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (iv) rights under orders and agreements (including those barter agreements identified on the Disclosure Schedules) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Station; (v) contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (vi) call letters of the Station, jingles, logos, slogans, and business goodwill of the Station;
(vii) Licenses and similar rights obtained from governments and governmental agencies; and (viii) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contracts" means any arrangement with any third party under which the Seller has created, incurred, assumed or guaranteed an obligation to provide advertising or air time on the Station.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Liabilities" means obligations of the Seller under the licenses, sublicenses, leases, subleases, contracts, and other arrangements referred to in the definition of Acquired Assets either: (a) to furnish services, and other non-Cash benefits to another party after the Closing; or (b) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liability.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyers" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Seller.

      "Disclosure Schedule" has the meaning set forth in Section 2 and Section 3 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means Fifth Third Bank of Northwest Ohio N.A.

      "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 7(f) above.

      "Indemnifying Party" has the meaning set forth in Section 7(f) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Station and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Licensing Company" has the meaning set forth in the preface above.

      "Most Recent Financial Statements" has the meaning set forth in Section 2(e) above.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37)

      "Operating Company" has the meaning set forth in the preface above.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Post-Closing Agreement" means the Post-Closing Agreement with Seller Stockholders entered into concurrently herewith and attached hereto as Exhibit E.

      "Process Agent" has the meaning set forth in Section 10(o) below.

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Purchase Price" has the meaning set forth in Section 1(c) above.

      "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

      "Retained Assets" means (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation; (b) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (c) accounts, notes and other receivables; (d) Seller's Cash; (e) all rights as lessor or otherwise under the Studio Lease; and (f) a single personal computer.

      "Retained Liabilities" means any other obligations or liabilities of Seller, including but not limited to: (a) any Liability relating to the ownership or operation of the Station prior to the Closing; (b) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (c) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; (d) all obligations as lessor or otherwise under the Studio Lease; or (e) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Seller" has the meaning set forth in the preface above.

      "Station" means the radio broadcast station having the call letters WXKR-FM licensed by the FCC to operate in Port Clinton, Ohio.

      "Studio Lease" means that Lease Agreement (as amended) entered into as of April 30, 1990, by and between Richard A. Dunn, Lind M. Dunn and Venice Broadcasting Incorporated, pursuant to which Venice Broadcasting Incorporated does lease Unit Nos. 609 and 611 in the building located at 605 Lemoyne Road, Northwood, Ohio 43619.

      "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in Section 4(p) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Tower Lease" means that Property Lease (as amended) entered into as of December 11, 1991, by and between Eugene F. Dunham and Betsy Dunham and the Seller pursuant to which the Seller does lease approximately six (6) acres in the Township of Harris, County of Ottawa, State of Ohio on which the Seller has erected and maintains a radio station tower and requisite building and equipment.

      9. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyers and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach, and the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect in each case if such breach remains uncured for ten (10) days after notice of breach is received from the other party;

            (iii) the Buyers may terminate this Agreement by giving written notice to the Seller on or before the 30th day following the date of this Agreement if the Buyers are not satisfied in the Buyers' sole discretion with the results of its continuing business, legal, engineering and accounting due diligence regarding the Seller;

            (iv) the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(a) hereof (unless the failure results primarily from the Buyers breaching any representation, warranty, or covenant contained in this Agreement);

            (v) the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); or

            (vi) the Buyers or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10. Miscellaneous.

            (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Post-Closing Agreement.

            (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

            (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

            (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

            (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that the Buyers may assign all of the Buyers' right, title and interest in, to and under this Agreement to one or more Affiliates or Midwest Broadcasting, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Seller the Purchase Price therefor.

            (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Seller: Venice Michel
                        6543 Wayne Court
                        Maumee, Ohio 43537

               Copy to: Thomas G. Zraik, Esq.
                        2650 N. Reynolds Road
                        Toledo, Ohio 43615

      If to the Buyers: Cumulus Media, LLC
                        c/o Quaestus Management Corporation
                        330 E. Kilbourn Ave., Ste. 250
                        Milwaukee, WI  53202
                        Attn: Terrance J. Leahy

               Copy to: Cumulus Media, LLC
                        c/o Century Broadcasting
                        875 N. Michigan Avenue
                        Chicago, IL  60611
                        Attn:  Richard J. Bonick

                        Baker & Daniels
                        205 W. Jefferson Boulevard
                        Suite 250
                        South Bend, IN 46601
                        Attn:  Peter G. Trybula

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio.

            (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (l) Expenses. The Buyers and the Seller, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications. The Seller will pay all income taxes, transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

            (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Toledo, Ohio, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Seller appoints Thomas G. Zraik, Esq., of 2560 North Reynolds Road, Toledo, Ohio 43615, and Buyers appoint CT Corporation (each the "Process Agent") as their respective agent to receive on behalf of each service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in
            Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

            (p) Bulk Transfer Laws. The Seller has, or will as of the Closing Date, comply with the provisions of any bulk transfer laws of Ohio or any other jurisdiction applicable to the transactions contemplated by this Agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    CUMULUS BROADCASTING, INC.


                                    By:
                                       --------------------------------

                                    Title:
                                          -----------------------------

                                                "Operating Company"

                                    CUMULUS LICENSING CORP.


                              By:
                                    -----------------------------------
                                                               (printed)
                                    -----------------------------------
                              Title:
                                    -----------------------------------

                                                "Licensing Company"

                                    VENICE BROADCASTING CORP.


                              By:
                                    -----------------------------------
                                                               (printed)
                                    -----------------------------------
                              Title:
                                    -----------------------------------

                                                "Seller"

                                    VENICE MICHEL



                                    -----------------------------------
                                                "Michel"